Exhibit 99.1

VerifyMe Reports First Quarter 2022 Results and Future Outlook

•	Quarterly revenue of $161 thousand, compared to $188 thousand in Q1 2021
•	Second Quarter revenue expected to have significant organic and acquisition growth
•	Closing of transformative PeriShip acquisition in April 2022

Rochester, NY – PRNewswire – May 11, 2022 – VerifyMe, Inc. (NASDAQ: VRME) (“VerifyMe,” “we,” “our,” or the “Company”), providing brand owners with authentication, supply chain monitoring and data rich consumer engagement features using unique smartphone readable codes on their products, announced today the Company's financial results for the first quarter ended March 31, 2022 (“Q1 2022”).

Key Financial Highlights for Q1 2022:

•	Quarterly revenue of $161 thousand, a decrease of 14% compared to $188 thousand for the three months ended March 31, 2021
•	Gross profit of $123 thousand or 76% for the three months ended March 31, 2022, compared to $145 thousand or 77% for the three months ended March 31, 2021
•	Net loss of $1,394 thousand or ($0.19) fully diluted loss per share for the three months ended March 31, 2022, which included approximately $125 thousand of professional expenses for the acquisition of PeriShip, LLC, compared to a net loss of $1,215 thousand or ($0.19) fully diluted loss per share for the three months ended March 31, 2021
•	Cash of $8.4 million and Equity Investment of $11.2 million as of March 31, 2022

Patrick White, VerifyMe’s CEO stated, “As I mentioned in our last report, due to seasonality related to our current customer base, as the business ramps, we may see some quarter-to-quarter revenue fluctuation. The first quarter is an example of this fluctuation as we experienced timing issues for late incoming orders which slipped into April. In April to date we have already received orders for approximately $200 thousand that have been completed and shipped. The second quarter will reflect those sales as well as others that are now being processed by our clients, some of which are new customers to VerifyMe. Despite the first quarter, I expect VerifyMe revenue in 2022 will see organic year over year triple digit growth. In addition, we have some opportunities with several large and well-known clients that are just now transforming from opportunities to sales orders.”

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White continued: “I am also thrilled about the cross-selling opportunities we have with our new subsidiary PeriShip Global, LLC which acquired the assets of PeriShip, LLC. Both VerifyMe’s clients and many of PeriShip’s approximately 400 clients will benefit from what we can provide them in regard to their product supply chain logistics and revenue growth utilizing our consumer engagement processes. Many of these customers have already expressed interest in our brand protection and consumer engagement solutions.”

Recent Business Highlights

•	Acquired the assets of logistics management company, PeriShip, LLC for $10.5 million, with consideration consisting of $7.5 million cash, $1.0 million in VerifyMe common stock and a $2.0 million promissory note that matures in tranches over eighteen months.
•	Closed on a $5.0 million private placement with one institutional investor for $4.7million and Verify board members for $0.3 million for future mergers and acquisitions and for working capital.
•	Appointed Scott Greenberg as Executive Chairman of the Board as he takes a more active role focusing on strategic growth initiatives. Marshall Geller was appointed to serve as non-Executive Vice Chairman and Adam Stedham, senior executive of Learning Technologies Group plc was also appointed to our Board.
•	Won first contract in the global sports memorabilia market to provide our authentication and consumer engagement solution via a mobile phone app.

Financial Results for the Three Months Ended March 31, 2022:

Revenue for the three months ended March 31, 2022, was $161 thousand, a 14% decrease as compared to $188 thousand for the three months ended March 31,2021. The decrease in revenue is primarily related to $100 thousand project in the personal protective equipment space that did not recur in 2022 due to supply chain issues impacting our customers and changing US demand for the product, partially offset by revenue from new customers using our authentication and serialization technology.

Gross profit for the three months ended March 31, 2022, was $123 thousand, compared to $145 thousand for the three months ended March 31, 2021. The resulting gross margin was 76% for the three months ended March 31, 2022, compared to 77% for the three months ended March 31, 2021.

Operating loss for the three months ended March 31, 2022, was $1,650 thousand, an increase of $435 thousand compared to $1,215 thousand for the three months ended March 31, 2021. The increase is primarily related to an increase of $133 thousand in salaries and number of employees, $125 thousand of professional expenses for the acquisition of PeriShip, LLC and $88 thousand incurred for costs related to our pursuit of other strategic partnerships, mergers and acquisitions.

Our net loss for the three months ended March 31, 20222, increased by $179 thousand to $1,394 thousand compared to a net loss of $1,215 thousand for the three months ended March 31, 2021. The loss was primarily due to increases discussed above, partially offset by the fair value gain on our equity investments of $252 thousand. The resulting loss per share for the three months ended March 31, 2022, and March 31,2021 was ($0.19) per diluted share.

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Adjusted EBITDA for the three months ended March 31, 2022, was a loss of $1,058 thousand, an increased loss of $304 thousand, compared to a loss of $754 thousand for the three months ended March 31, 2021. Adjusted EBITDA is a non-GAAP financial measure. Please see “Use of Non-GAAP Financial Measures” for a discussion of this non-GAAP measure. A reconciliation to the most directly comparable GAAP measure, net loss, is included as a schedule to this release.

At March 31, 2022, VerifyMe has a strong balance sheet with $8.4 million cash balance, $11.2 million equity investment and no debt.

As of March 31, 2022, VerifyMe had 7,451,071 shares issued and 7,252,115 shares outstanding.

About VerifyMe, Inc.

VerifyMe, Inc. (NASDAQ: VRME), is a technology solutions provider specializing in products to connect brands with consumers. VerifyMe technologies give brand owners the ability to gather business intelligence while engaging directly with their consumers. VerifyMe technologies also provide brand protection and supply chain functions such as counterfeit prevention, authentication, serialization, and track and trace features for labels, packaging and products. To learn more, visit www.verifyme.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements regarding revenue opportunities, recurring revenue, commercialization efforts, our sales pipeline and opportunities, and the acquisition of the assets of PeriShip, LLC. The words "believe," "may," "anticipate," "intend," "should," "plan," "could," "potential," “opportunity,” "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the impact of the COVID-19 pandemic, intellectual property litigation, the successful development of our sales and marketing capabilities, the successful integration of our acquisitions (including the acquisition of the assets of PeriShip, LLC), our ability to retain key management personnel, our ability to work with partners in selling our technologies to businesses, production difficulties, our inability to enter into contracts and arrangements with future partners, issues which may affect the reluctance of large companies to change their purchasing of products, acceptance of our technologies and the efficiency of our authenticators in the field. These risk factors and uncertainties include those more fully described in VerifyMe’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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Use of Non-GAAP Financial Measures

This press release includes both financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”), as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to and should not be considered as alternatives to any other GAAP financial measures. They may not be indicative of the historical operating results of VerifyMe nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

VerifyMe’s management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The Company believes that both management and shareholders benefit from referring to EBITDA and Adjusted EBITDA in planning, forecasting and analyzing future periods. The Company’s management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison. The Company’s management recognizes that EBITDA and Adjusted EBITDA, as non-GAAP financial measures, have inherent limitations because of the described excluded items.

The Company defines EBITDA as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation and the fair value of options, restricted stock awards, restricted stock units, and warrants issued in exchange for services, fair value gain on equity investments and one-time professional expenses for acquisitions. VerifyMe believes EBITDA and Adjusted EBITDA are important measures of VerifyMe’s operating performance because they allow management, investors and analysts to evaluate and assess VerifyMe’s core operating results from period-to-period after removing the impact of items of a non-operational nature that affect comparability.

A reconciliation of EBITDA and Adjusted EBITDA to the most comparable financial measure, net income (loss), calculated in accordance with GAAP is included in this press release. The Company believes that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between VerifyMe and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

For Licensing or Other Information Contact:

Company: VerifyMe, Inc.

Email: IR@verifyme.com

Website: http://www.verifyme.com

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VerifyMe, Inc.

Balance Sheets

(In thousands, except share data)

	As of
	March 31, 2022	December 31, 2021
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$8,433	$9,422
Accounts Receivable	150	297
Prepaid expenses and other current assets	250	152
Short Term Investment	143	88
Inventory	78	52
TOTAL CURRENT ASSETS	9,054	10,011

INVESTMENTS
Equity Investment	11,162	10,964

PROPERTY AND EQUIPMENT
Equipment for lease, net of accumulated amortization of
$117 and $102 as of March 31, 2022 and December 31, 2021, respectively	178	193
Office Equipment, net of accumulated amortization of
$2 and $1 as of March 31, 2022 and December 31, 2021, respectively	10	11

INTANGIBLE ASSETS
Patents and Trademarks, net of accumulated amortization of
$363 and $354 as of March 31, 2022 and December 31, 2021, respectively	368	353
Capitalized Software Costs, net of accumulated amortization of
$60 and $50 as of March 31, 2022 and December 31, 2021, respectively	146	156
TOTAL ASSETS	$20,918	$21,688

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other accrued expenses	$609	$450
TOTAL CURRENT LIABILITIES	609	450

LONG-TERM LIABILITIES
Long Term Derivative Liability	$126	$71

TOTAL LIABILITIES	$735	$521

STOCKHOLDERS' EQUITY
Series A Convertible Preferred Stock, $.001 par value, 37,564,767 shares authorized; 0 shares issued and outstanding as of March 31, 2022 and
0 shares issued and outstanding as of December 31, 2021	-	-

Series B Convertible Preferred Stock, $.001 par value; 85 shares
authorized; 0.85 shares issued and outstanding as of March 31, 2022 and	-	-
December 31, 2021, respectively

Common stock, $.001 par value; 675,000,000 authorized; 7,451,071 and 7,420,633 issued, 7,252,115 and 7,196,677shares outstanding as of March 31, 2022 and December 31, 2021, respectively	7	7

Additional paid in capital	86,387	86,059

Treasury stock as cost; 198,956 and 223,956 shares at March 31, 2022 and December 31, 2021, respectively	(756)	(838)

Accumulated deficit	(65,455)	(64,061)

STOCKHOLDERS' EQUITY	20,183	21,167

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,918	$21,688

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VerifyMe, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31, 2022	March 31, 2021
NET REVENUE
Sales	$161	$188

COST OF SALES	38	43
GROSS PROFIT	123	145

OPERATING EXPENSES
General and administrative (a)	1,465	1,108
Research and development	9	5
Sales and marketing (a)	299	247
Total Operating expenses	1,773	1,360

LOSS BEFORE OTHER INCOME	(1,650)	(1,215)

OTHER INCOME, NET
Interest income, net	1	-
Fair value gain on equity investments	252	-
Other Income	3	-
TOTAL OTHER INCOME, NET	256	-

NET LOSS	$(1,394)	$(1,215)

LOSS PER SHARE
BASIC	$(0.19)	$(0.19)
DILUTED	$(0.19)	$(0.19)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING
BASIC	7,179,395	6,561,222
DILUTED	7,179,395	6,561,222

(a)	Includes share-based compensation of $429 thousand for the three months ended March 31, 2022, and $438 thousand for the three months ended March 31, 2021, respectively.

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 VerifyMe, Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended March 31,

ADJUSTED EBITDA (Non-GAAP)	2022	2021

Net Loss	$(1,394)	$(1,215)

Interest income, net	(1)	-
Amortization and depreciation	35	23

Total EBITDA (Non-GAAP)	(1,360)	(1,192)

Adjustments:

Stock based compensation	87	10

Fair value of options issued in exchange for services	-	85
Fair value of restricted stock and restricted stock units issued in exchange for services	342	343
Fair value gain on equity investments	(252)	-
One-time professional expenses for acquisitions	125	-

Total Adjusted EBITDA (Non-GAAP)	$(1,058)	$(754)

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